                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Stanley Furniture Company, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

                        Stanley Furniture Company, Inc.
                         1641 Fairystone Park Highway
                         Stanleytown, Virginia  24168



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To be held April 19, 2000

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Stanley Furniture Company, Inc. (the "Company") will be held at the Company's corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, on Wednesday, April 19, 2000, at 11:00 A.M., for the following purposes:

     (1) To elect two directors to serve a three-year term on the Company's Board of Directors; and

     (2) To transact such other business as may properly be brought before the meeting or any adjournment thereof.

     The stockholders of record of the Company's common stock at the close of business on March 3, 2000 are entitled to notice of and to vote at this Annual Meeting or any adjournment thereof.

     Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.

                                    By Order of the Board of Directors,

                                            Douglas I. Payne
                                            Secretary


March 10, 2000

                        Stanley Furniture Company, Inc.
                          1641 Fairystone Park Highway
                          Stanleytown, Virginia  24168

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                 April 19, 2000


     The enclosed proxy is solicited by and on behalf of the Board of Directors of Stanley Furniture Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, April 19, 2000, at 11:00 A.M., at the Company's corporate headquarters, 1641 Fairystone Park Highway, Stanleytown, Virginia, and any adjournment thereof. The matters to be considered and acted upon at such meeting are described in the foregoing notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about March 10, 2000 to all holders of record of the Company's common stock, $.02 par value (the "Common Stock") on March 3, 2000. Shares of the Common Stock represented in person or by proxy will be voted as hereinafter described or as otherwise specified by the stockholder. Any proxy given by a stockholder may be revoked by such stockholder at any time prior to the voting of the proxy by delivering a written notice to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the meeting and voting in person.

     The cost of preparing, assembling and mailing the proxy, this proxy statement, and other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company also will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such parties and will reimburse such parties for their expenses in forwarding soliciting material.


                                 VOTING RIGHTS

     On March 3, 2000 there were 7,000,399 shares of Common Stock outstanding and entitled to vote. Each such share of Common Stock entitles the holder thereof to one vote.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company presently consists of six directors who are divided into three classes with staggered terms. The term of Messrs. David V. Harkins and Albert L. Prillaman expires at the time of the 2000 Annual Meeting of Stockholders. The Company proposes the reelection of Messrs. Harkins and Prillaman for a three-year term expiring at the time of the 2003 Annual Meeting.

     The shares represented by proxies will be voted as specified by the stockholder. If the stockholder does not specify his choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that in the event such nominees should not continue to be available for election, such proxies will be voted for the election of such other persons as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that the nominees named below will be unable or unwilling to serve.

Nominees for Election for Three-Year Term Ending 2003
-----------------------------------------------------

     David V. Harkins, 59, has been a Director of the Company since September 1988. Mr. Harkins is President of Thomas H. Lee Partners, L.P. Mr. Harkins has been associated with the Thomas H. Lee Company, a sole proprietorship engaged in acquiring or making controlling investments in established operating companies, since 1975. Mr. Harkins is a director and Chairman of the Board of National Dentex Corporation and also a director of Conseco, Inc., Cott Corporation, Fisher Scientific International Inc., Freedom Securities Corporation, Metris Companies Inc. and Syratech Corporation.

     Albert L. Prillaman, 54, has been a Director of the Company since March 1986. Mr. Prillaman has been Chief Executive Officer and President of the Company since December 1985 and Chairman of the Board of Directors since September 1988. Prior thereto, Mr. Prillaman had served as a Vice President of the Company and President of the Stanley Furniture division of the Company's predecessor since 1983, and in various executive and other capacities with the Stanley Furniture division of the predecessors of the Company since 1969. Mr. Prillaman is a director of American Woodmark Corporation.

Directors Whose Terms Do Not Expire this Year
---------------------------------------------

     Robert G. Culp, III, 53, has been a Director of the Company since July 1999 and his present term will expire in 2002. Mr. Culp has been Chief Executive Officer and Chairman of the Board of Culp, Inc., a marketer of upholstery fabrics for furniture and mattress ticking for bedding, since 1990.

     Edward J. Mack, 84, has been a Director of the Company since January 1989 and his present term will expire in 2001. From 1948 to 1981, Mr. Mack served in various capacities with Burlington Industries, Inc., including director and Executive Vice President with responsibility for Burlington's furniture operations. He has been an independent consultant, primarily with Burlington Industries, Inc., and President of Global Business Services, LTD, an international trading company, for more than five years.

     T. Scott McIlhenny, Jr., 52, has been a Director of the Company since April 1997 and his present term will expire in 2002. Mr. McIlhenny has been Group Vice President of Cahners Travel Group, a publisher of materials for the hospitality and travel industries and a division of Cahners Publishing Company ("Cahners", a subsidiary of Reed Elsevier, Inc.), since December 1999. From January 1999 to December 1999, Mr. McIlhenny was managing principal of Red Rock Terrace Investment Partners; a position which he also held from 1995 to October 1996. From October 1996 to January 1999, he was Executive Vice President of The Village Companies of Chapel Hill, Inc., a media and communications company. From 1988 to 1995, Mr. McIlhenny served in various capacities with Cahners, including Group Vice President and General Manager for Cahners Business Newspapers. From 1981 to 1988, Mr. McIlhenny served in various capacities with Communications/Today, LTD. (acquired by Cahners in 1988), the publisher of Furniture/Today, including Senior Vice President, Group Publisher.

     Thomas L. Millner, 46, has been a Director of the Company since April 1998 and his present term will expire in 2001. Mr. Millner has been Chief Executive Officer and President of Remington Arms Company, Inc. ("Remington"), a manufacturer of sporting good products for the hunting, shooting sports and fishing markets, since April 1999 and a director of Remington and RACI Holding, Inc., Remington's parent, since June 1994. From May 1994 to April 1999, Mr. Millner served as President and Chief Operating Officer of Remington. From 1987 to May 1994, Mr. Millner served as Chief Executive Officer and President of The Pilliod Cabinet Company. From 1984 to 1987, Mr. Millner served as General Manager of the Armstrong Furniture Division of Thomasville Furniture Industries. From 1977 to 1984, Mr. Millner served in various sales and sales management positions with Thomasville Furniture Industries and Broyhill Furniture Industries.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     The Company has an Audit Committee, presently consisting of Messrs. Culp, Harkins, Mack, McIlhenny and Millner, which is charged with evaluating accounting and control procedures and practices of the Company and reporting on such to the Board of Directors. The Audit Committee also serves as direct liaison with the Company's independent public accountants and recommends the selection or discharge of such accountants. The Audit Committee met twice in 1999.

     The Company has a Compensation Committee, presently consisting of Messrs. Culp, Harkins, Mack, McIlhenny and Millner, which makes recommendations concerning salaries and incentive compensation for officers and employees of the Company. The Compensation Committee also administers the Company's 1992 and 1994 Stock Option Plans and has authority to grant options under such plans to officers and key employees and to determine the terms of such options in accordance with such plans. The Compensation Committee met one time during 1999.

     The full Board of Directors met six times during 1999. Each incumbent director attended at least 75% of the total 1999 board meetings and committee meetings held during periods that he was a member of the Board or such committees.

     Messrs. Harkins, Mack, McIlhenny and Millner each received compensation in the amount of $15,000 for serving as a director in 1999. Mr. Culp received $7,500 in 1999. Mr. Prillaman did not receive any separate compensation for serving in that capacity during 1999. The annual compensation for outside directors of the Company will be increased to $20,000 for 2000.


                            NOMINATIONS FOR DIRECTOR

     The Company's Bylaws provide that a stockholder entitled to vote in the election of directors may nominate one or more persons for election as a director only if advance written notice is given. Written notice of such stockholder's intent to make such nomination must be received by the Secretary of the Company or deposited in the U.S. mail, postage prepaid, to the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's Annual Meeting. Any stockholder wishing to nominate one or more persons as director must submit the following information in writing: (i) the name and address of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which any nomination is to be made by the stockholder; (iv) such other information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (v) the consent of each proposed nominee to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     By requiring advance notice of stockholder nominations, this Bylaw affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The Bylaw does not give the Board of Directors any power to approve or disapprove a stockholder's nomination for election of directors. However, it may have the effect of precluding a contest for the election if its procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect such stockholder's own slate of directors.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10% of the Common Stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies of the Forms 3, 4 and 5 received by it, and written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that all executive officers, directors and 10% stockholders complied with such filing requirements, except that Edward J. Mack, Director, filed one late report with respect to two purchase transactions. A corrective filing has been made by Mr. Mack.


                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table
--------------------------

     The following table sets forth, for the years ended December 31, 1999, 1998 and 1997, the annual and long-term compensation for services in all capacities to the Company of those persons who at December 31, 1999 were the Company's Chief Executive Officer and the next four most highly compensated executive officers of the Company for the year ended December 31, 1999 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                    Long-Term
                                                    Annual Compensation            Compensation
                                            -----------------------------------  ----------------
                                                                                    Securities
                                                                  Other Annual      Underlying        All Other
    Name and Principal Position       Year   Salary      Bonus    Compensation    Options (#)(1)   Compensation (2)
------------------------------------  ----  ---------  ---------  -------------  ----------------  ----------------
ALBERT L. PRILLAMAN                   1999   $380,004   $380,000   $   2,898                -              $26,116
Chairman, President and               1998    350,040    350,000     280,610 (3)            -               26,116
Chief Executive Officer.............  1997    350,040    350,000     298,570 (3)            -               25,380


DOUGLAS I. PAYNE                      1999   $180,000   $144,000   $      72                -              $ 4,800
Senior Vice President -               1998    160,008    135,000          63                -                4,800
Finance and Administration,           1997    150,012     90,000         122                -                3,362
Secretary and Treasurer.............


WILLIAM A. SIBBICK, JR.               1999   $165,000   $124,000   $     356                -              $ 4,800
Senior Vice President -               1998    148,008    105,000         403                -                4,800
Sales...............................  1997    136,008     60,000         444                -                3,557


JOHN W. JOHNSON                       1999   $165,000   $124,000   $   1,802                -              $ 4,800
Senior Vice President -               1998    144,000    105,000       1,533           10,000                4,800
Manufacturing.......................  1997    132,000     60,000       1,675                -                3,200


KELLY S. CAIN                         1999   $159,996   $120,000   $     131                               $ 4,800
Senior Vice President -               1998    140,004    105,000         114                -                4,800
Product Development and               1997    124,008     60,000         178                -                3,788
 Merchandising......................

____________
(1) All share and per share information in this proxy statement reflect a two-for-one stock split effective May 15, 1998.

(2) All Other Compensation listed for Mr. Prillaman reflects premiums paid by the Company in connection with a split-dollar life insurance agreement ($21,316 in 1999) and employer contributions to the Company's 401(k) Plan ($4,800 in 1999). The amounts for each of Messrs. Payne, Sibbick, Johnson and Cain reflect employer contributions to the Company's 401(k) Plan.

(3) Includes forgiveness of interest and principal, and payroll taxes paid by the Company, with respect to a loan under the Executive Loan Plan for Mr. Prillaman of $270,512 for 1998 and $283,837 for 1997.

Option Value Table
------------------

     The following table sets forth information concerning the year-end number and value of unexercised options for each of the Named Executive Officers.

      AGGREGATED OPTION EXERCISES IN 1999 AND 1999 YEAR END OPTION VALUES

                                           Shares                        Number of Securities       Value of Unexercised In-the-
                                        Acquired on      Value         Underlying Unexercised             Money Options
                 Name                  Exercise (#)  Realized ($)   Options at Fiscal Year End (#)   At Fiscal Year End ($) (1)
                 ----                  ------------  ------------  ------------------------------  ----------------------------
                                                                     Exercisable    Unexercisable   Exercisable   Unexercisable
                                                                    -------------  ---------------  ------------  --------------
Albert L. Prillaman...................       70,000    $1,355,825         330,420                -    $4,419,368  $           -
Douglas I. Payne......................       11,686       222,833          81,000            4,000     1,051,125          40,750
William A. Sibbick, Jr................       10,000       155,755          51,006                -       697,830               -
John W. Johnson.......................            -             -          59,000            6,000       751,250               -
Kelly S. Cain.........................       17,252       269,843          23,000            1,000       312,750          12,313

__________

(1) In-the-money options are those for which the December 31, 1999 fair market value of the underlying shares of Common Stock (as determined by the closing price on The Nasdaq Stock Market) exceeds the exercise price of the option.

Employment Agreements
---------------------

     Mr. Prillaman has an employment agreement with the Company that provides that he has the duties of President, Chief Executive Officer and Chairman of the Board of Directors of the Company at a base salary, which was initially $275,000 per year, subject to annual upward adjustment by the Board. Mr. Prillaman is also entitled to a graduated bonus amount up to a maximum of 80% of his then current base salary, contingent upon the achievement of certain threshold profit objectives to be determined by the Board at the beginning of each year. The agreement is automatically extended for an additional one year term at the end of each year unless either party to the agreement gives notice on or before November 1 of any year that the agreement will not be extended. In the event of such notice, employment terminates as of December 31 of the year in which such notice is given. If the Company gives such notice, Mr. Prillaman is entitled to severance pay during the two years following termination in an amount equal to his base salary plus the average of bonuses paid for the three fiscal years preceding the year in which notice of termination is given. Mr. Prillaman is entitled to receive the total severance pay in a single payment in the event a change in control (as defined in the agreement) occurs. During the two years after such a change of control, Mr. Prillaman is entitled to terminate his employment with the Company and receive such severance pay in a single payment. The agreement provides that Mr. Prillaman will not compete with the Company for two years after termination of the employment agreement, except that this non-competition covenant does not apply if: (i) Mr. Prillaman terminates his employment within two years after a change of control or (ii) Mr. Prillaman voluntarily terminates his employment and the Company does not elect to pay severance to Mr. Prillaman.

     In addition, the Company has entered into employment agreements with the following executives: Douglas I. Payne, William A. Sibbick, Jr., John W. Johnson, and Kelly S. Cain. Each of these employment agreements is on similar terms as those discussed above with respect to Mr. Prillaman, with the following exceptions: Mr. Payne serves as Senior Vice President - Finance and Administration, Treasurer and Secretary of the Company, his base salary is at least $136,000, and he is entitled to receive a potential annual bonus of $50,000, subject to upward adjustment; Mr. Sibbick serves as Senior Vice President - Sales, his base salary is at least $165,000, and he is entitled to receive a potential annual bonus of $124,000, subject to upward adjustment; Mr. Johnson serves as Senior Vice President - Manufacturing, his base salary is at least $165,000, and he is entitled to receive a potential annual bonus of $124,000, subject to upward adjustment; and, Mr. Cain serves as Senior Vice President - Product Development and Merchandising, his base salary is at least $160,000, and he is entitled to receive a potential annual bonus of $120,000, subject to upward adjustment. In addition, during the first year after a change of control (as defined in the agreement) Messrs. Sibbick, Johnson, and Cain are entitled to terminate their employment with the Company and receive severance pay only if: (i) their base salary is reduced, (ii) they are not in good faith considered for an annual bonus, (iii) they are denied certain customary fringe benefits, (iv) their place of employment is relocated further than 100 miles from their current place of employment, or (v) their duties and responsibilities are substantially reduced.

     In connection with the employment agreement with Mr. Prillaman, the Company has entered into a split-dollar life insurance agreement under which the Company has agreed to pay premiums with respect to a life insurance policy for Mr. Prillaman until the cash surrender value of the policy and all paid up additions are sufficient to repay the Company all premiums and other amounts paid by it and to maintain the policy's death benefit at a level no less than the policy's initial face amount without further premium payments. At such time, Mr. Prillaman is obligated to repay such premiums to the Company. Mr. Prillaman has executed a collateral assignment of his policy in favor of the Company to secure repayment to the Company of the premiums paid on such policy. The initial face amount of the policy for Mr. Prillaman is $1 million. During the year ended December 31, 1999, the Company paid $21,316 in premiums for the policy of Mr. Prillaman.

Defined Benefit Pension Plans
-----------------------------

     The Company maintains a qualified defined benefit pension plan for all its eligible employees, The Stanley Retirement Plan, and also maintains a nonqualified, unfunded supplemental retirement plan for certain of its employees. Effective on December 31, 1995, future benefit accruals under both plans were curtailed. Although participants continue their participation in both plans, additional benefits do not accrue. The accrued monthly benefit under The Stanley Retirement Plan, assuming retirement at age 65, for each of the Named Executive Officers through December 31, 1995, was: Albert L. Prillaman, $5,244; Douglas I. Payne, $993; William A. Sibbick, Jr., $515; John W. Johnson, $2,864; and Kelly S. Cain, $692. The accrued monthly benefit under the Supplemental Retirement Plan, assuming retirement at age 65, for each of the Named Executive Officers through December 31, 1995, was: Albert L. Prillaman, $8,838; Douglas I. Payne, $591; William A. Sibbick, Jr., $0; John W. Johnson, $1,422; and Kelly S. Cain $322.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

Executive Compensation Philosophy
---------------------------------

     Under the supervision of the Committee, the Company has developed and implemented executive compensation policies, plans, and programs that seek to enhance the profitability and value of the Company. The primary objective is to align closely the financial interests of the Company's executives with those of its stockholders. The Committee believes that equity ownership by management is beneficial in conforming management and stockholder interests in the enhancement of stockholder value.

     The Committee's philosophy is to integrate management pay with the achievement of both annual and long-term financial performance goals. The compensation package for each officer is designed to recognize individual initiative and achievement. In establishing compensation, the Committee incorporates a number of factors to promote both long and short-term performance of the Company. These factors include earnings, market share growth, cost control efforts, balance sheet strength and organizational developments. The compensation for individual executives is based on both corporate and individual goals, with varying weight being given to such factors for particular executives. The Committee does not make compensation comparisons with the companies that are used for the performance graph that follows this report.

     The Committee believes that the Company's overall executive compensation package should enable the Company to obtain and retain the services of top executives. The Company operates with a small team of top executives who are given significant and extensive responsibilities. These executives' duties encompass both overall strategic policy of the Company and direct day-to-day activity in sales, customer communications, product development, marketing, manufacturing and other similar activities. The compensation package is intended to reflect these broad responsibilities.

     The compensation currently paid by the Company is not subject to certain Internal Revenue Code provisions that may limit the income tax deductibility to the Company of certain forms of compensation paid to its Named Executive Officers in excess of $1 million per year. These provisions allow full deductibility of certain types of performance-based compensation. If these limitations should become of broader applicability to the Company, the Committee will consider modifications to the Company's compensation practices, to the extent practicable, to provide the maximum deductibility for compensation payments.

     The Company's compensation package for its executive officers consists of base salary, annual performance-based incentive compensation, stock option grants, retirement benefits and, for certain executive officers, other benefits.

Base Salary
-----------

     The Committee sets base salary at the minimum level deemed sufficient to attract and retain qualified executives. By restricting the role of base salary in the compensation package, more of an executive's compensation can be paid in the form of incentives that encourage and reward performance. The base salaries of individual executives are set in light of the responsibilities of the position held and the experience of the individual, with a recognition of the Company's requirements for the top executives to perform many varied tasks.

Annual Incentives
-----------------

     The Company's annual incentive compensation program, the Executive Incentive Compensation Plan (the "Incentive Plan"), is for corporate officers and key employees who can directly influence the Company's financial results. Awards under the Incentive Plan are based on the achievement of corporate objectives that are established annually in conjunction with adoption of the Company's budget for the next year. At that time, the Committee sets corporate objectives for the coming year. For 1999, the performance measure was the Company's earnings before interest and taxes ("EBIT"). No bonus would be paid if an EBIT threshold was not met and the bonus would be increased for performance above the threshold up to a maximum award on a per employee basis.

     The amount of the maximum awards under the Incentive Plan are recommended by management of the Company subject to approval by the Committee. For each of the Named Executive Officers, the Committee approves an award as a set percentage of either the executive's base salary or a fixed amount. The maximum incentives were paid for 1999 based on the targets for the Company's EBIT performance. The Incentive Plan awards are shown on the Summary Compensation Table under the Bonus column.

Long-Term Incentives
--------------------

     The Company maintains the Stanley Furniture Company, Inc. 1994 Stock Option Plan and the Stanley Furniture Company, Inc. 1992 Stock Option Plan (the "Option Plans") to provide employees with options to acquire Common Stock. All options under the Option Plans must be granted at an option exercise price of 100% of the stock's fair market value on the date of grant. In 1999, option grants were made to officers and key employees under the Option Plan; however, none of the grant recipients were Named Executive Officers.

Other Compensation
------------------

     The Company also has a Supplemental Retirement Plan covering designated employees and former employees of the Company, including some executive officers. See "Compensation of Executive Officers - Defined Benefit Pension Plans."

Chief Executive Officer Compensation
------------------------------------

     Mr. Prillaman has an employment agreement with the Company that is described under "Compensation of Executive Officers - Employment Agreements." The Committee increased Mr. Prillaman's base salary for 1999 to $380,000 in view of the Company's superior financial performance during the preceding fiscal year.

     A major portion of Mr. Prillaman's compensation is contingent on the Company's performance. In 1999, Mr. Prillaman participated in the Incentive Plan with the same corporate objectives as other corporate officers. The Committee set Mr. Prillaman's potential bonus for 1999 at 100% of his base salary. The Committee believes that this bonus level was appropriate because Mr. Prillaman's leadership continues to be a key component in the Company's performance. For 1999, Mr. Prillaman received the maximum allowable bonus. The Committee believes that Mr. Prillaman's bonus was justified by the Company's financial performance during 1999.

     Mr. Prillaman participates in the Supplemental Retirement Plan. In addition, the Company has entered into a split-dollar life insurance agreement with Mr. Prillaman. See "Compensation of Executive Officers - Employment Agreements." Mr. Prillaman has received stock option awards under the Option Plans but did not receive an award in 1999.

     Mr. Robert G. Culp, III became a member of the Compensation Committee in August 1999. Mr. Culp did not take part in any decisions regarding determination of 1999 salaries or bonus opportunities for 1999.

     The members of the Compensation Committee are:

                         David V. Harkins
                         Robert G. Culp, III
                         T. Scott McIlhenny, Jr.
                         Edward J. Mack
                         Thomas L. Millner

                               PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return for the Company with a broad performance indicator, the Nasdaq Non-Financial Stock Index, and an industry index, the Wood Household Furniture Index, for the period from December 31, 1994 to December 31, 1999.

                             [GRAPH APPEARS HERE]

                                1994    1995    1996    1997    1998    1999

Stanley Furniture              100.00   80.00   198.75  278.75  365.00  367.50
Wood Household Furniture
  Index (2)                    100.00  125.17   158.05  225.98  243.79  231.06
Nasdaq Non-Financial Stock
  Index (3)                    100.00  129.71   161.18  197.16  278.08  490.46

(1) The graph shows the cumulative total return on $100 invested at the market close on December 30, 1994, the last trading day in 1994, in Common Stock or the specified index, including reinvestment of dividends.
(2) SIC Code 2511 Wood Household Furniture Index as prepared by Media General Financial Services, Inc. ("Media General"). At January 31, 2000, Media General reported that SIC Code 2511 consisted of: Bassett Furniture Industries, Inc., Bush Industries, Inc. (Class A Common Stock), Chromcraft Revington, Inc., DMI Furniture, Inc., Ethan Allen Interiors Inc., Furniture Brands International, Inc., Ladd Furniture, Inc., Pulaski Furniture Corporation and Stanley Furniture Company, Inc.
(3) Nasdaq Non-Financial Stock Index prepared for The Nasdaq Stock Market by the Center for Research in Securities Prices at the University of Chicago.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of March 3, 2000, by each stockholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock, by each director and director nominee, by each of the Named Executive Officers and by all directors and executive officers as a group:

                                                                          Amount and Nature          Percent of
                              Name                                     of Beneficial Ownership          Class
                              ----                                 -------------------------------   ----------
FMR Corp. (a)....................................................  702,100 (a)                         10.0%
Brinson Partners, Inc. and affiliated entities (b)...............  607,932 (b)                          8.7%
T. Rowe Price Associates, Inc. (c)...............................  567,500 (c)                          8.1%
Albert L. Prillaman (d)..........................................  548,214 (e)                          7.5%
Dimensional Fund Advisors Inc.(f)................................  516,100 (f)                          7.4%
J.P. Morgan & Co. Incorporated (g)...............................  512,600 (g)                          7.3%
Muhlenkamp & Company, Inc. and affiliated entities (h)...........  507,910 (h)                          7.3%
Investment Counselors of Maryland, Inc. (i)......................  359,000 (i)                          5.1%
Douglas I. Payne (d).............................................   86,000 (j)                          1.2%
John W. Johnson (d)..............................................   63,097 (k)                           (l)
William A. Sibbick, Jr. (d)......................................   51,006 (m)                           (l)
Kelly S. Cain (d)................................................   25,158 (n)                           (l)
Edward J. Mack (d)...............................................   11,232                               (l)
David V. Harkins (o).............................................    5,000                               (l)
T. Scott McIlhenny (d)...........................................    2,600                               (l)
Thomas L. Millner (d)............................................    1,800                               (l)
Robert G. Culp, III (d)..........................................      300                               (l)
All directors and executive officers as a group (11 persons).....  803,107 (p)                         10.6%

________________________
(a) The information concerning the shares beneficially owned by FMR Corp. is based upon the Schedule 13G/A filed with the SEC February 14, 2000 by FMR Corp. together with Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a director of FMR Corp. Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 702,100 shares of Common Stock as a result of acting as investment advisor to Fidelity Low-Priced Stock Fund, which owned all 702,100 shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and Fidelity Low-Priced Stock Fund each has sole power to dispose of the 702,100 shares owned by Fidelity Low-Priced Stock Fund. Neither Edward C. Johnson 3d nor FMR Corp. has sole power to vote or direct the voting of the shares owned directly by Fidelity Low-Priced Stock Fund, which power resides with the Board of Trustees of Fidelity Low-Priced Stock Fund. The principal business address of FMR Corp., Fidelity and Fidelity Low-Priced Stock Fund is 82 Devonshire Street, Boston, Massachusetts 02109.
(b) The beneficial ownership information with respect to Brinson Partners, Inc. ("BPI") is based upon the Schedule 13G/A filed with the SEC February 11, 2000 by BPI together with UBS AG ("UBS AG"). BPI is an indirect, wholly-owned subsidiary of UBS AG. The Schedule 13G/A indicates that UBS AG, through its ownership of BPI and otherwise, has sole voting and shared dispositive power with respect to 607,932 shares and that BPI has sole voting and shared dispositive power with respect to 604,032 of such shares. BPI and UBS AG disclaim beneficial ownership of such shares. The principal business address of BPI is 209 South LaSalle, Chicago, Illinois 60604. The principal business address of UBS AG is Bahnhofstrasse 45, 8021, Zurich, Switzerland.
(c) The beneficial ownership information for T. Rowe Price Associates, Inc. ("Price Associates") is based upon the Schedule 13G/A filed with the SEC February 8, 2000 by Price Associates together with T. Rowe Price Small-Cap Value Fund, Inc. ("TRP Small-Cap"). Price Associates has sole dispositive power with respect to 567,500 shares (and has sole voting power with respect to 128,000 of such shares). Such shares are owned by various individual and institutional investors, including TRP Small-Cap (which has sole voting power with respect to 400,000 of such shares, representing 5.6% of the shares outstanding) which Price Associates serves as investment advisor. Price Associates disclaims beneficial ownership of such shares. The principal business address of Price Associates and TRP Small-Cap is 100
     E. Pratt Street, Baltimore, Maryland 21202.
(d) The business address for such persons is c/o Stanley Furniture Company, Inc., 1641 Fairystone Park Highway, Stanleytown, Virginia 24168.
(e) Includes 330,420 shares which could be acquired through the exercise of stock options.
(f) The beneficial ownership information with respect to Dimensional Fund Advisors Inc. ("Dimensional") is based upon its Schedule 13G/A filed with the SEC February 3, 2000. Dimensional has sole voting and dispositive power with respect to 516,100 shares in its capacities as investment advisor to four investment companies and investment manager to certain other investment vehicles (collectively, the "Dimensional Funds"). Such shares are owned by the Dimensional Funds, and Dimensional disclaims beneficial ownership of such shares. The principal business address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(g) The beneficial ownership information with respect to J.P. Morgan & Co. Incorporated ("J.P. Morgan") is based upon its Schedule 13G/A filed with the SEC February 14, 2000. The Schedule 13G/A indicates that J.P. Morgan has sole voting power with respect to 431,900 shares and sole dispositive power with respect to 512,600 shares. The principal business address of J.P. Morgan is 60 Wall Street, New York, New York 10260.
(h) The beneficial ownership information with respect to Muhlenkamp & Company, Inc. ("Muhlenkamp & Co.") is based upon its Schedule 13G filed with the SEC February 28, 2000. The Schedule 13G indicates that Muhlenkamp & Co. has shared voting and dispositive power with respect to 507,910 shares. The principal business address of Muhlenkamp & Co. is 12300 Perry Highway, Wexford, Pennsylvania 15090.
(i) The beneficial ownership information with respect to Investment Counselors of Maryland, Inc. ("Investment Counselors of Maryland") is based upon its
     Schedule 13G filed with the SEC February 10, 2000. The Schedule 13G indicates that Investment Counselors of Maryland has sole voting power with respect to 316,000 shares, shared voting power with respect to 43,000 shares and sole dispositive power with respect to 359,000 shares. The principal business address of Investment Counselors of Maryland is 803 Cathedral Street, Baltimore, Maryland 21201-5297.
(j) Includes 81,000 shares which could be acquired through the exercise of stock options.
(k) Includes 59,000 shares which could be acquired through the exercise of stock options.
(l)  Less than 1%.
(m) Represents 51,006 shares which could be acquired through the exercise of stock options.
(n) Mr. Cain has sole voting power and dispositive power with respect to 1,100 shares and shared voting and dispositive power with respect to 1058 shares. Includes 23,000 shares which could be acquired through the exercise of stock options.
(o) The business address for such person is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.
(p) Includes 553,126 shares which could be acquired through the exercise of stock options.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP served as independent public accountants for the Company for 1999 and has served in that capacity since 1979. While the Company expects PricewaterhouseCoopers LLP to be selected as its independent public accountants for 2000, the Board of Directors will not make that selection until the Audit Committee completes its review of the engagement terms for the current year.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


                                 OTHER BUSINESS

     Management knows of no other business which will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote such proxy at their discretion.


                             ADDITIONAL INFORMATION

     Voting Procedures. Votes will be tabulated by one or more Inspectors of Elections. Except for the election of directors, approval of other matters properly brought before the meeting will require the affirmative vote of the holders of at least a majority of the shares of outstanding Common Stock represented at the meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. With respect to the election of directors, the two nominees in the class which term ends in 2003 receiving the greatest number of votes cast for the election of directors will be elected.

     A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Shares for which the holder has elected to abstain or to withhold the proxies' authority to vote on a matter will count toward a quorum. "Broker non-votes" will not count toward a quorum and will not be voted on any matter to be considered at the meeting.

     Stockholder Proposals for 2001 Annual Meeting. Any stockholder desiring to present a proposal to the stockholders at the 2001 Annual Meeting and who desires that such proposal be included in the Company's proxy statement and proxy card relating to that meeting, must transmit such to the Secretary of the Company so that it is received at the Company's principal executive offices on or before November 10, 2000. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations. With respect to stockholder proposals that are not included in the proxy statement for the 2001 Annual Meeting, the persons named in the proxy solicited by the Company's Board of Directors for the 2001 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals received by the Company after January 24, 2001.

                                    By Order of the Board of Directors,

                                         Douglas I. Payne
                                           Secretary

March 10, 2000

REVOCABLE PROXY

                        STANLEY FURNITURE COMPANY, INC.

                Annual Meeting of Stockholders - April 19, 2000
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Douglas I. Payne and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the "Company") held of record by the undersigned on March 3, 2000, at the Annual Meeting of Stockholders to be held April 19, 2000, and at any adjournment thereof.


(1)  Election of directors for three-year term ending 2003.


     [ ] FOR all nominees listed below         [ ] WITHHOLD AUTHORITY to vote
         (except as indicated otherwise below)     for all nominees listed below

  NOMINEES:  David V. Harkins and Albert L. Prillaman
  INSTRUCTIONS:  To withhold authority to vote for any individual nominee, write such nominee's name in the space provided below.

  _________________________________________________________

(2) In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

     All as more particularly described in the Company's Proxy Statement for the Annual Meeting of Stockholders to be held on April 19, 2000, receipt of which is hereby acknowledged.

                          (Continued and to be dated and signed on reverse side)
-------------------------------------------------------------------------------

                          (continued from reverse side)

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEM (1), AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

     The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.


                                        Please date this Proxy Card and sign
                                        your name exactly as it appears
                                        hereon.  Where there is more than one
                                        owner, each should sign.  When
                                        signing as an attorney,
                                        administrator, executor, guardian or
                                        trustee, please add your title as
                                        such.  If executed by a corporation,
                                        this Proxy Card should be signed by a
                                        duly authorized officer.  If executed
                                        by a partnership, please sign in
                                        partnership name by authorized
                                        persons.


                                        Dated_____________________________,2000.

                                        ________________________________________

                                        ________________________________________

                                        Please promptly mark, date, sign, and
                                        mail this Proxy Card in the enclosed
                                        envelope.  No postage is required.